Exhibit 99.(A)(1)(A)

BLUE MARTINI SOFTWARE, INC.
2600 CAMPUS DRIVE
SAN MATEO, CA 94403
(650) 356-4000

OFFER TO EXCHANGE
OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK
NOVEMBER 4, 2002

BLUE MARTINI SOFTWARE, INC.

OFFER TO EXCHANGE OUTSTANDING OPTIONS

THE OFFER EXPIRES AT MIDNIGHT, PACIFIC STANDARD TIME,  ON WEDNESDAY, DECEMBER 4, 2002, UNLESS THE OFFER IS EXTENDED

Blue Martini Software, Inc. (the “Company” or “Blue Martini”) is offering employees of Blue Martini and its subsidiaries the opportunity to exchange all outstanding stock options with exercise prices equal to or greater than $1.77 per share granted to you under the Blue Martini Software, Inc. 2000 Equity Incentive Plan, for a replacement option to purchase shares of our Common Stock (the “Offer”). The Company’s Chief Executive Officer, Chief Financial Officer and directors are not eligible to participate in the Offer.

We are conducting the exchange of eligible options on a one-for-one basis. If you choose to participate in the Offer, we will exchange all of your stock options with exercise prices equal to or greater than $1.77 per share for a replacement option to purchase the same number of shares of Common Stock that were subject to your eligible options, provided that you are employed with Blue Martini or one of its subsidiaries on Wednesday, December 4, 2002 (or a later date if the Company extends the Offer). The terms of your replacement option will be substantially the same as the terms of your eligible options, except that the replacement option will:

•	have an exercise price equal to the closing price of the Company’s Common Stock as reported on the Nasdaq Stock Market on the last trading day before the date of the option exchange;

•	vest in five equal monthly installments beginning thirty days after the date of the option exchange;

•	expire on the day nine months after the date of the option exchange; and

•	not be early exercisable or allow for payment with a promissory note.

As an example, assume that you hold two stock option grants: one option grant to purchase 10,000 shares of our Common Stock at an exercise price of $3.00 per share, and a second option grant to purchase 5,000 shares of our Common Stock at an exercise price of $5.00 per share. Assume that the closing price of our Common Stock on the last day of trading before the date of the option exchange is $1.00. If you choose to participate in the Offer, in exchange for the cancellation of both of your stock option grants, you will receive a replacement option for 15,000 shares (10,000 shares plus 5,000 shares) at an exercise price of $1.00 per share. This replacement option will vest at a rate of 20% (3,000 shares) per month beginning thirty days after the date of the option exchange, so that all 15,000 shares will be fully vested five months after the grant date. The replacement option will expire if you do not exercise it before its expiration date, which is the date nine months after the option exchange.

If you wish to participate in the offer, you must exchange all of your eligible options.

Only employees of Blue Martini or one of its subsidiaries as of Monday, November 4, 2002 who continue to be employees through the Offer termination date of Wednesday, December 4, 2002 (or a later date if the Company extends the Offer period), are eligible to participate in the Offer. If you are on active status on the date the Offer expires, you are eligible to participate in the Offer. In addition, if you are currently on medical, maternity, worker’s compensation, military or other statutorily protected leave of absence, you are also eligible to participate in the Offer, whether or not you return to active status before the date the Offer expires. However, if you are on a leave of absence for any other reason, or if your employment with us terminates for any reason at any time before the Offer expires, you are not eligible to participate in the Offer.

We are making this Offer upon the terms and subject to the conditions described in this Offer to Exchange Outstanding Options (the “Offer Document”). This Offer is subject to conditions that we describe in Section 6 of the Offer Document. We are not making the Offer to employees in any jurisdiction in which the Offer or the acceptance of any tender of eligible options would not comply with the laws of such jurisdiction, and we will not accept any tender of eligible options from or on behalf of employees in any such jurisdiction. However, we may, at our discretion, take any actions necessary for us to extend the Offer to eligible employees in any jurisdiction.

Although our Board of Directors has approved this Offer, neither we nor our Board of Directors makes any recommendation as to whether or not you should choose to participate in the Offer by tendering your eligible options for exchange. You must make your own decision whether to participate in the Offer. You should carefully review this Offer in its entirety before deciding whether to choose to exchange your eligible options.

Shares of our Common Stock are quoted on the Nasdaq National Market under the symbol “BLUE.” On November 1, 2002, the closing price of our Common Stock as reported on the Nasdaq National Market was $0.50 per share. We recommend that you obtain current market quotations for our Common Stock before deciding whether to choose to exchange your options.

You should direct questions about this Offer, requests for assistance in completing the related documentation and requests for additional copies of the Offer Document or related documents to Lara Williams via e-mail at lara@bluemartini.com or via telephone at (650) 356-7633.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”), nor has the SEC passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense. In the event of any conflict between this documentation and the rules of the 2000 Equity Incentive Plan or any applicable legislation, the rules or legislation (as the case may be) will take precedence. All references to taxation consequences are for guidance only.

IMPORTANT

To accept this Offer, you must complete and sign the Election Form and deliver the Election Form to Marlene Manzanares at Blue Martini before midnight, Pacific Standard Time, on Wednesday, December 4, 2002 (or a later expiration date if the Company extends the Offer period). We ask you to return your Election Form, even if you choose not to participate in the Offer. The Election Form is the only document you need to return to indicate that you are choosing to participate in the Offer. You do not need to return the stock option agreements for your eligible options to effectively choose to accept the Offer; such stock option agreements will be cancelled automatically if Blue Martini accepts your eligible options for exchange. However, you will be required to return such stock option agreements upon Blue Martini’s request.

We cannot guarantee that the replacement option will have a lower exercise price than the eligible options that you exchange. The decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial or tax situation. The only information the Company is providing about the Offer is contained in this Offer Document and the tender offer statement filed with the SEC on Monday, November 4, 2002.

We have not authorized any person to make any recommendation on the Company’s behalf as to whether or not you should choose to participate in this Offer. We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this Offer Document and the tender offer statement filed with the Securities and Exchange Commission on Monday, November 4, 2002. If anyone makes any recommendation or representation to you or gives you any such information, it has not been authorized by the Company, and you must not rely upon that recommendation, representation or information as having been authorized by us.

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SUMMARY OF TERMS

The following is a summary of terms (the “Summary”) about the Offer to Exchange Outstanding Options (the “Offer Document,” which, as it may be amended from time to time, constitutes the “Offer”) presented in a question and answer format. We urge you to read carefully the remainder of the Offer Document and the accompanying documents because the information in this Summary is not complete. We have included references to the sections of the Offer Document where you can find a more complete description of the topics in this Summary.

Q1.	WHAT SECURITIES ARE WE OFFERING TO EXCHANGE AND WHO CAN PARTICIPATE IN THE OFFER?

We are offering to exchange all stock options with exercise prices equal to or greater than $1.77 per share (the “Threshold Exercise Price”) currently outstanding under our 2000 Equity Incentive Plan (the “Plan”) and held by Eligible Participants (the “Eligible Options”). “Eligible Participants” are employees of Blue Martini Software, Inc. (the “Company” or “Blue Martini”) or one of its subsidiaries as of Monday, November 4, 2002 who continue to be employed by Blue Martini or one of its subsidiaries through the expiration date of the Offer. The Company’s CEO, CFO and directors are not eligible to participate in the Offer. Employees of the Company (or one of its subsidiaries) who are on active status on the date the Offer expires are Eligible Participants. In addition, employees of the Company (or one of its subsidiaries) who are currently on medical, maternity, worker’s compensation, military or other statutorily protected leave of absence are also Eligible Participants, even if they do not return to active status before the date the Offer expires. However, an employee who is on a leave of absence for any other reason and does not return to active status before the Offer expires, or an employee whose employment with the Company terminates for any reason at any time before the Offer expires, is not an Eligible Participant. (See Section 1 of the Offer Document.)

Q2.	WHY ARE WE MAKING THE OFFER?

Blue Martini’s compensation philosophy is to retain and motivate our employees through appropriate levels of cash and equity compensation. Many of our outstanding options have exercise prices that are significantly higher than the current market price of our Common Stock. For that reason, we believe that these options are unlikely to be exercised in the near future and are not providing proper incentives for our employees. By making this Offer, we believe we will be able to improve employee morale and provide a proper incentive to our employees by realigning our compensation programs to more closely reflect current market and economic conditions. (See Section 2 of the Offer Document.)

Q3.	ARE THERE CONDITIONS TO THE OFFER?

The Offer is subject to a number of general conditions, including the conditions described in Section 6 of the Offer Document, that may lead the Company to terminate or amend the Offer. However, if you are an Eligible Participant with Eligible Options, the only conditions specific to your participation (assuming that the Offer is not terminated or amended) are that you submit your Election Form before the deadline, and that you exchange all of your Eligible Options. You cannot choose to exchange only some of your Eligible Options. You should note that the Offer is not conditioned on a minimum number of optionholders accepting the Offer or a minimum number of options being exchanged.

Q4.	HOW MANY OPTION SHARES WILL I RECEIVE IN EXCHANGE FOR THE OPTION SHARES EXCHANGED?

If you choose to participate in the Offer under the terms described in the Offer Document, your Eligible Options will be exchanged for a new option (a “Replacement Option”) on a one-for-one (1:1) basis on Thursday, December 5, 2002 (or a later date if the Company extends the Offer), provided that you remain an Eligible Participant on that date. For example, if you have Eligible Options for 10,000 shares and choose to participate in the Offer, you will receive a Replacement Option for 10,000 shares in exchange for the cancellation of your Eligible Options.

Replacement Options will be issued under the 2000 Equity Incentive Plan. (See Section 8 of the Offer Document.)

Q5.	WHEN WILL I RECEIVE MY REPLACEMENT OPTION?

Replacement Options will be granted on Thursday, December 5, 2002 (or a later date if the Company extends the Offer). We expect to distribute your Replacement Option stock option agreement promptly following the date of grant.

Q6.	WHAT WILL BE THE TERMS AND CONDITIONS OF THE REPLACEMENT OPTIONS?

The exercise price, expiration date and vesting schedule of the Replacement Options will be different than the Eligible Options. In addition, none of the Replacement Options will be early exercisable or allow for payment with a promissory note. In all other aspects, the terms and conditions of the Replacement Options will be substantially the same as the Eligible Options that are exchanged. See below for a discussion of the exercise price, expiration date and vesting schedule of the Replacement Options.

Q7.	WHAT WILL BE THE EXERCISE PRICE OF THE REPLACEMENT OPTIONS?

The Replacement Options will have an exercise price equal to the closing price of our Common Stock as reported on the Nasdaq National Market on the last market trading day before the date of grant. In the event that our Common Stock is not reported on the Nasdaq National Market as of such date, the exercise price will be the fair market value as determined by our Board of Directors. We cannot guarantee that the exercise price for your Replacement Option will be lower than the exercise price for the Eligible Options that you exchange. We recommend that you obtain current market quotations for our Common Stock before deciding whether to exchange your Eligible Options. (See Section 7 of the Offer Document.)

Q8.	WHEN WILL MY REPLACEMENT OPTION EXPIRE?

Your Replacement Option will expire at 11:59 p.m., Pacific Time, on the nine-month anniversary of the grant date of the Replacement Option (so long as you remain employed by or continue to provide service to Blue Martini throughout this time). If your employment terminates before then, your Replacement Option will expire on the earlier of the nine-month anniversary of the grant date or the three-month anniversary of the date your employment terminated.

Q9.	WHEN WILL THE REPLACEMENT OPTIONS VEST AND WHAT WILL BE THE VESTING SCHEDULE OF THE REPLACEMENT OPTIONS?

Each Replacement Option will vest in five equal monthly installments beginning thirty days after the date of grant, so that it will be fully vested on the five-month anniversary of the date of grant.

Q10.
IF I AM AN ELIGIBLE PARTICIPANT EMPLOYED OUTSIDE OF THE UNITED STATES WHO HOLDS ELIGIBLE OPTIONS UNDER THE COMPANY’S 2000 EQUITY INCENTIVE PLAN, AM I SUBJECT TO THE SAME TERMS AS DESCRIBED IN THE OFFER?

If you are an Eligible Participant employed outside of the United States who holds Eligible Options, you may participate in the Offer under the same terms as described herein. International employees should also refer to Appendix A to the Offer Document entitled “Guide to International Tax Issues” for a discussion of the tax and other consequences of accepting or rejecting the Offer under the law of the country in which you are employed.

Q11.	IF I HAVE INCENTIVE STOCK OPTIONS THAT ARE ELIGIBLE OPTIONS, WHAT HAPPENS IF I CHOOSE NOT TO EXCHANGE THEM IN THE OFFER?

Choosing not to exchange your Eligible Options will not subject you to U.S. Federal Income Tax. We do not believe that this Offer will change any of the terms of your Eligible Options if you do not accept the Offer. However, the IRS may characterize the Offer to you as a “modification” of those Eligible Options that are incentive stock options, even if you decline the Offer. A successful assertion by the IRS that such options have been modified could extend the options’ holding period to qualify for favorable tax treatment and could cause a portion of such options to be treated as nonqualified stock options.

If you choose not to exchange your Eligible Options and they include incentive stock options, we recommend that you consult with your tax advisor to determine the tax consequences if you later exercise those options and sell the Common Stock that you receive upon exercise.

Q12.	HOW LONG WILL I HAVE TO WAIT TO PURCHASE COMMON STOCK UNDER MY REPLACEMENT OPTION?

The shares subject to your Replacement Option will vest in five equal monthly installments beginning thirty days after the date of the grant, so that it will be fully vested five months after the date of grant. You will be able to exercise and sell shares subject to your Replacement Option as they vest. For example, after the first month after the grant date, you will be able to exercise and sell 20% of the shares subject to your Replacement Option. You will not be able to exercise and sell any shares subject to your Replacement Option that have not vested.

Q13.	IF I CHOOSE TO EXCHANGE MY ELIGIBLE OPTIONS, WILL THAT DECISION AFFECT OTHER COMPONENTS OF MY COMPENSATION?

No. Whether or not you accept or reject the Offer will not affect your compensation in the future. Your acceptance or rejection of the Offer will not result in your becoming more or less likely to receive stock option grants in the future, other than the Replacement Option.

Q14.	IF I CHOOSE TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I EXCHANGE JUST SOME OF THEM?

You can only exchange all or none of your Eligible Options. For example, if you hold an option with an exercise price of $5.00 per share and a second option with an exercise price of $1.77 per share, you cannot choose to accept this Offer with respect to the first option but not the second option. You must exchange all or none of your Eligible Options.

Q15.	IF I HAVE STOCK OPTIONS WITH EXERCISE PRICES BELOW $1.77 PER SHARE, WHAT HAPPENS TO THOSE OPTIONS IF I EXCHANGE ELIGIBLE OPTIONS?

Nothing. Regardless of whether or not you choose to exchange your Eligible Options under this Offer, there will be no change to your current options with exercise prices below $1.77 per share. Such options will remain subject to the same terms and conditions under the Plan and your applicable stock option agreement as existed before the Offer.

Q16.	WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

If you accept the Offer, you will not recognize income for U.S. Federal Income Tax purposes at the time of the exchange or at the time we grant a Replacement Option to you. If you are a non-U.S. employee and you accept the Offer, please refer to Appendix A for information about the tax treatment in your country. We recommend that you consult with your tax advisor to determine the tax consequences or potential social insurance contribution consequences (for non-U.S. employees) of accepting the Offer. (See Section 12 to the Offer Document if you are a U.S. employee and Appendix A to this document entitled “Guide to International Tax Issues” if you are a non-U.S. employee.)

Q17.	IF MY ELIGIBLE OPTIONS INCLUDE INCENTIVE STOCK OPTIONS, WILL MY REPLACEMENT OPTION ALSO BE AN INCENTIVE STOCK OPTION, OR WILL IT BE A NONQUALIFIED STOCK OPTION?

If you exchange incentive stock options, the Company will grant you incentive stock options as a Replacement Option to the maximum extent permitted by the Internal Revenue Code. If you exchange nonqualified stock options, the Company will grant you nonqualified stock options as a Replacement Option. (See Section 12 of the Offer Document for a discussion of the federal tax consequences of incentive stock options and nonqualified stock options.)

Q18.	WHAT HAPPENS TO MY STOCK OPTIONS IF THE COMPANY EFFECTS A PROPOSED REVERSE STOCK SPLIT?

On November 12, 2002, the Company will hold a special meeting of our stockholders to vote on whether to implement a reverse stock split of our Common Stock. Following stockholder approval, our Board of Directors will have the discretion to decide whether to effect the reverse split and, if so, to select an exchange ratio ranging from one-for-five to one-for-twelve. If the reverse split is implemented, the number of outstanding shares of our Common Stock will be reduced in proportion to the selected exchange ratio. As a result of the reverse split, the price per share of our Common Stock will correspondingly increase, according to the same ratio immediately after the reverse split.

The number of shares subject to your current options will decrease and the exercise price will correspondingly increase in proportion to the selected exchange ratio. All outstanding shares of our Common Stock will be reduced by the same ratio, so that immediately after the reverse split the shares underlying your option will represent the same percentage ownership of the Company as immediately before the reverse split. (See Section 14 of the Offer Document.)

Q19.	WHAT HAPPENS TO THE TERMS OF THE OFFER IF THE COMPANY EFFECTS THE PROPOSED REVERSE STOCK SPLIT BEFORE THE EXPIRATION OF THE OFFER?

If the Company effects the reverse split before the Offer expiration date, the Threshold Exercise Price used to determine Eligible Options will be increased in proportion to the exchange ratio selected by our Board, so that any options that were Eligible Options before the reverse split will be Eligible Options after the reverse split. All other terms and conditions of the Offer will remain the same.

As an example, assume that you hold a stock option grant to purchase 20,000 shares of our Common Stock at an exercise price of $5.00 per share and that the Company effects a one-for-ten reverse split before the termination of this Offer. After the one-for-ten reverse split, your stock option grant will be adjusted so that you will have an option to purchase 2000 post-split shares our Common Stock at an exercise price of $50.00 per share. The Threshold Exercise Price used to determine Eligible Options also will be adjusted so that any outstanding options with exercise prices equal to or greater than $17.70 per share granted under the Plan to Eligible Participants will be Eligible Options. Your stock option, which was an Eligible Option before the reverse split, will continue to be an Eligible Option after the reverse split. If you wished to participate in the Offer, you could exchange your stock option for a Replacement Option to purchase 2000 post-split shares at an exercise price equal to the closing price of our Common Stock as reported on the Nasdaq National Market on the last market trading day before the date of grant of the Replacement Option.

As a further example, assume you hold a second stock option to purchase 5000 shares of our common stock at an exercise price of $1.00 per share before the same one-for-ten reverse split. After the reverse split, your second option will be adjusted so that you will have an option to purchase 500 post-split shares at an exercise price of $10.00 per share. As in the example above, the Threshold Exercise Price for Eligible Options in this Offer will be adjusted to $17.70.

Your second stock option was not an Eligible Option before the reverse split, and it will not be an Eligible Option after the reverse split. You will continue to hold your second stock option subject to the terms and conditions of the Plan whether or not you exchange your first stock option in the Offer. (See Section 14 of the Offer Document.)

Q20.	WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

The Offer expires on Wednesday, December 4, 2002, at midnight, Pacific Standard Time, unless the Company extends it.

Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than midnight, Pacific Standard Time, on Wednesday, December 4, 2002. (See Section 15 of the Offer Document.)

Q21.	WHAT DO I NEED TO DO?

To accept this Offer, you must complete and sign the Election Form and deliver the Election Form to Marlene Manzanares at Blue Martini before midnight, Pacific Standard Time, on Wednesday, December 4, 2002 (or a later expiration date if the Company extends the Offer). Even if you choose not to participate in the Offer, the Company asks all Eligible Participants to return your Election Form. The Election Form may be sent via mail, courier, hand delivery or facsimile. Marlene Manzanares is located at Blue Martini’s corporate headquarters at 2600 Campus Drive, San Mateo, California, 94403. Marlene Manzanares’s direct facsimile number is (650) 356-7500. Election Forms must be received before midnight, Pacific Standard Time, on Wednesday, December 4, 2002 (or a later expiration date if the Company extends the Offer), not just mailed (or otherwise sent) by the expiration time. If Election Forms are sent by facsimile, originals should be sent by mail, courier or hand delivery as soon as possible.

You should direct questions about this Offer, requests for assistance in completing the related documentation and requests for additional copies of the Offer Document or related documents to Lara Williams via e-mail to lara@bluemartini.com or via telephone at (650) 356-7633. You should review the Offer Document, the Election Form and all of their attachments before making your election.

If we extend the Offer beyond Wednesday, December 4, 2002, then you must sign and deliver the Election Form before the extended expiration date. We may reject any Eligible Options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the Offer, we currently expect to accept all properly exchanged options promptly following the deadline of midnight, Pacific Standard Time, on Wednesday, December 4, 2002 (or a later expiration deadline if the Company extends the Offer). If you do not sign and deliver the Election Form before the Offer expires, it will have the same effect as if you rejected the Offer. (See Section 3 of the Offer Document.)

Q22.	DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS CHOICE TO ACCEPT OR REJECT THE OFFER?

You may change your previous choice to accept or reject the Offer at any time before midnight, Pacific Standard Time, on Wednesday, December 4, 2002. If we extend the Offer beyond that time, you may change your previous choice at any time until the extended expiration deadline. To change your choice, you must deliver a Notice of Change in Election Form to Marlene Manzanares before the Offer expires. If you change your choice from “reject” to “accept” you will also be required to fill out and deliver a new Election Form. You may change your choice as many times as you want. (See Section 4 of the Offer Document).

Q23.	WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER?

Nothing. If you do not accept the Offer, you will keep all of your current options and you will not receive a Replacement Option. No changes will be made to your current options. (See Section 12 of the Offer Document for a discussion of any possible “modification” to your current incentive stock options in the event that you choose not to exchange your Eligible Options).

Q24.	UNDER WHAT CIRCUMSTANCES WOULD THE COMPANY NOT ACCEPT MY OPTIONS?

We currently expect we will accept all Eligible Options that are properly submitted for exchange and for which the choice has not been validly withdrawn. We may, however, reject any or all Election Forms, Notice of Change in Election Forms or exchanged options if we determine they were not properly executed or delivered, if we determine it is unlawful to accept the exchanged options or if certain conditions exist which in our reasonable judgment make it inadvisable to proceed with the Offer. (See Section 3 of the Offer Document).

Q25.	AFTER I AM GRANTED A REPLACEMENT OPTION, WHAT HAPPENS IF THAT REPLACEMENT OPTION ENDS UP UNDERWATER?

This Offer is a one-time offer and is not expected to be repeated in the future. Please note that unlike prior stock options granted under the Plan, which generally are valid for up to ten years from the date of initial grant (subject to continued service with the Company), your Replacement Option will expire nine months after the date it is granted. WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE, AND NOTHING CONTAINED IN THIS DOCUMENT OR THE OTHER DOCUMENTS YOU RECEIVE RELATING TO THIS OFFER SHOULD BE INTERPRETED IN ANY WAY AS A CLAIM RELATING TO THE FUTURE PROSPECTS OF THE PRICE OF OUR COMMON STOCK, NOR SHOULD ANY INFERENCE ABOUT SUCH FUTURE PROSPECTS BE DRAWN FROM ANYTHING CONTAINED HEREIN OR THEREIN.

Q26.	WHOM CAN I CONTACT IF I HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should contact Lara Williams via e-mail at lara@bluemartini.com or via telephone at (650) 356-7633. In addition, there will be a company-wide meeting to present and discuss information about the Offer.

THE OFFER

1. NUMBER OF OPTIONS; EXPIRATION DATE.

We are offering to grant Replacement Options to purchase our Common Stock in exchange for all Eligible Options held by Eligible Participants. “Eligible Participants” are employees of Blue Martini Software, Inc. (the “Company” or “Blue Martini”) or one of its subsidiaries as of Monday, November 4, 2002 who continue to be employed by the Company or one of its subsidiaries through the expiration date of the Offer. The Company’s CEO, CFO and directors are not eligible to participate. If you are on active status on the date the Offer expires, you are an Eligible Participant under the terms of this Offer. In addition, if you are currently on medical, maternity, worker’s compensation, military or other statutorily protected leave of absence, you are also an Eligible Participant under the terms of the Offer, even if you do not return to active status before the date the Offer expires. However, if you are on a leave of absence for any other reason, or your employment with the Company terminates for any reason at any time before the Offer expires, you are not an Eligible Participant and cannot participate in the Offer.

“Eligible Options” are those options granted under our 2000 Equity Incentive Plan (the “Plan”) with exercise prices equal to or greater than $1.77 per share (the “Threshold Exercise Price”).

The Company is conducting the exchange with respect to Eligible Options on a one-for-one (1:1) basis and will grant Eligible Participants a Replacement Option covering one hundred percent (100%) of the number of shares subject to all Eligible Options that were cancelled. If you wish to accept this Offer, you must exchange all of your Eligible Options. If you have stock options with exercise prices below $1.77 per share, accepting this Offer will not affect the terms and conditions of those stock options.

Our Offer is subject to the terms and conditions described in this Offer Document. We will only accept options that are properly submitted for exchange and not validly withdrawn before the expiration date of the Offer, in accordance with Section 5 of this Offer Document.

If you exchange Eligible Options, you will receive in exchange a Replacement Option covering one hundred percent (100%) of the total number of option shares subject to the Eligible Options you exchanged.

As an example, assume that you hold two stock option grants: one option grant to purchase 10,000 shares of our Common Stock at an exercise price of $3.00 per share, and a second option grant to purchase 5,000 shares of our Common Stock at an exercise price of $5.00 per share. Both are Eligible Options. Assume that the closing price of our Common Stock on the last day of trading before the date of the option exchange is $1.00. If you choose to participate in the Offer, in exchange for the cancellation of both of your stock option grants, you will receive a Replacement Option for 15,000 shares (10,000 shares plus 5,000 shares) at an exercise price of $1.00 per share. The Replacement Option will vest monthly over five months, at a rate of 20% (3,000 shares) per month beginning thirty days after the date of the option exchange, so that all 15,000 shares will be fully vested five months after the grant date. The

Replacement Option will expire if you do not exercise it before the date nine months after the date of the option exchange.

Replacement Options will be granted under the 2000 Equity Incentive Plan.

The term “expiration date” of this Offer means midnight, Pacific Standard Time, on Wednesday, December 4, 2002, unless and until we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer will remain open, the term “expiration date” will refer to the latest time and date at which the Offer expires. See Section 15 of this Offer Document for a description of our rights to extend, delay, terminate and/or amend the Offer.

We will publish a notice if we decide to take any of the following actions:

•	change the number of shares subject to the Replacement Option that you will receive in exchange for your Eligible Options;

•	change the number of Eligible Options that you can exchange in the Offer; or

•	extend or terminate the Offer.

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we also intend to extend the Offer until ten (10) business days after the date the notice is published.

A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2. PURPOSE OF THE OFFER.

Blue Martini’s compensation philosophy is to motivate our employees through appropriate levels of cash and equity compensation. We granted the Eligible Options for the following purposes:

•	to provide our employees an opportunity to acquire or increase a financial interest in the Company, thereby creating a stronger incentive to assist Blue Martini in achieving our corporate goals;

•	to motivate, retain and reward our employees by providing competitive compensation packages; and

•	to strengthen the alignment of interests between our employees and stockholders.

Since many of our outstanding options have exercise prices that are significantly higher than the current market price of our Common Stock, we believe that these options are unlikely to be exercised in the near future and are not providing proper incentives for our employees. By making this Offer, we intend to maximize stockholder value by creating better performance incentives for our employees and to improve employee morale by realigning our compensation programs to more closely reflect the current market and economic conditions.

The Board of Directors has approved this Offer. We cannot guarantee that the Replacement Option will have a lower exercise price than those of the Eligible Options. The decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial or tax situation or the advisability of accepting this Offer.

3. PROCEDURES.

Making Your Election. To accept this Offer, you must complete and sign the Election Form and deliver the Election Form to Marlene Manzanares at Blue Martini before midnight, Pacific Standard Time, on Wednesday, December 4, 2002 (or a later expiration date if Blue Martini extends the Offer). Even if you choose not to participate in the Offer, the Company asks all Eligible Participants to return your Election Form. The Election Form may be sent via mail, courier, hand delivery or facsimile. Marlene Manzanares is located at Blue Martini’s corporate headquarters, located at 2600 Campus Drive, San Mateo, California, 94403; her direct facsimile number is (650) 356-7500. Election Forms must be received before midnight, Pacific Standard Time, on Wednesday, December 4, 2002 (or a later expiration date if the Company extends the Offer), not just placed in the mail or other delivery system by the expiration time. Election Forms received by facsimile will be valid if received by the expiration time even though the originals are not yet received, but we request originals be sent by mail, courier or hand delivery as soon as possible. You do not need to return your stock option agreements for your Eligible Options to accept the Offer, as they will be automatically cancelled if Blue Martini accepts your Eligible Options for exchange. However, you will be required to return your stock option agreements upon Blue Martini’s request.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Notice of Change in Election Forms. Our determinations regarding these matters will be final and binding on all parties. We may reject any or all Election Forms, Notice of Change in Election Forms or exchanged options if we determine they were not properly executed or delivered or if we determine it is unlawful to accept the exchanged options. We may waive any or all of the conditions of the Offer for all Eligible Participants. We may waive any defect or irregularity in any Election Form or Notice of Change in Election Form with respect to any particular option or any particular optionholder. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the optionholder exchanging the Eligible Options or waived by us. Neither we nor any other person is obligated to notify you of any defects or irregularities involved in the election to exchange any options, and no one will be liable for failing to give you notice of any such defects or irregularities.

Our Acceptance Constitutes an Agreement. If you choose to exchange your options according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Options that are properly submitted for exchange will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

Subject to our rights to extend, terminate and/or amend the Offer, we currently expect that promptly after the expiration date of the Offer we will accept all properly and timely made elections to exchange options that have not been validly withdrawn.

4. CHANGE IN ELECTION.

You may only change your choice to accept or reject the Offer by following the procedures described in this Section 4.

You may change your choice to accept or reject the Offer at any time before midnight, Pacific Standard Time, on Wednesday, December 4, 2002. If we extend the Offer beyond that time, you may change your choice at any time until the extended expiration of the Offer.

Please note you have been supplied with two different Notice of Change in Election Forms, one of which is to be used if you wish to reject the Offer after having accepted it and the other of which is to be used if you wish to accept the Offer after having rejected it. If you intend to change your choice, it is important you follow the procedures outlined below.

To change your choice to accept or reject the Offer, you must deliver a Notice of Change in Election Form to Marlene Manzanares at Blue Martini before the Offer expires. The Notice of Change in Election Form must be signed by you, have your name on it, and must clearly indicate whether you choose to accept or reject the Offer. Please note that if you previously chose to reject the Offer and wish to change your choice and accept the Offer, you must also fill out and deliver a new Election Form along with the Notice of Change in Election. The Notice of Change in Election Form and new Election Form (if applicable) may be sent via mail, courier, hand delivery or facsimile. Marlene Manzanares is located at Blue Martini’s corporate headquarters, located at 2600 Campus Drive, San Mateo, California, 94403; her direct facsimile number is (650) 356-7500. Notice of Change in Election Forms received by facsimile will be valid if received by the expiration date even though the originals are not yet received, but we request that the originals be sent by mail, courier or hand delivery as soon as possible.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Notice of Change in Election Form, and no one will be liable for failing to give you notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notice of Change in Election Forms. Our determinations regarding these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT
    OPTIONS.

On the terms and subject to the conditions of this Offer and as promptly as practicable following the expiration date, we will accept the Eligible Options for exchange and cancel all Eligible Options properly elected for exchange and not validly withdrawn before the expiration date. The Replacement Option will be granted on Thursday, December 5, 2002 (or a later date if Blue Martini extends the Offer).

If you are not continuously employed by or in continuous service with Blue Martini through the expiration date of the Offer, you will not be eligible to receive a Replacement

Option. We will give you notice of our acceptance for exchange and cancellation of Eligible Options validly elected for exchange and not properly withdrawn as of the expiration date. We will notify you on or before Wednesday, December 4, 2002 (or a later expiration date if Blue Martini extends the Offer), or as soon as possible thereafter, if we reject your election. If you are not notified of a rejection and you receive notice of our acceptance for exchange and cancellation of all Eligible Options validly elected for exchange and not properly withdrawn, you may assume that your properly executed and delivered Election Form has been accepted. After we accept Eligible Options for exchange and cancellation, we will promptly send each optionholder who accepted the Offer a letter confirming acceptance and the number of shares underlying the Replacement Option that we will grant to the optionholder.

6. CONDITIONS OF THE OFFER.

We will not be required to accept any Eligible Options that you choose to exchange. We may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options that you choose to exchange, any time before Wednesday, December 4, 2002 (or a later expiration date if Blue Martini extends the Offer), if we determine that any event has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you choose to exchange. The conditions are as follows:

•
if any action or proceeding by any government authority or any other person, domestic or foreign, is threatened or pending that challenges the making of the Offer, the acquisition of some of the Eligible Options, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could adversely affect our business, condition, income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;

•	if any action is threatened, pending or taken, or any approval is withheld, by any authority, which, in our reasonable judgment, might directly or indirectly:

(a)	make it illegal for us to accept some of the Eligible Options or to issue some of the Replacement Options or otherwise restrict or prohibit completion of the Offer or otherwise relate to the Offer;

(b)	delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue Replacement Options in exchange for some of the Eligible Options;

(c)	materially impair our ability to provide employees with compensation by decreasing the value of the Replacement Options or otherwise; or

(d)	materially and adversely affect our business, condition, income, operations or prospects;

•	if there is:

(a)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

(b)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	if another person publicly makes or proposes a tender or exchange offer for some or all of our Common Stock, or an offer to merge with or acquire us, or we learn that:

(a)
any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before Wednesday, December 4, 2002;

(b)
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before Wednesday, December 4, 2002 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

(c)
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 disclosing or made a public announcement that it intends to acquire us or any of our assets or securities;

•	if any change occurs in our business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, may be material to us, including the following:

(a)
litigation or other proceedings instituted against the Company or one of its subsidiaries, or any of our officers or directors in their capacities as such, before or by any Federal, state or local court, commission, regulatory body, administrative agency or other governmental or legislative body, domestic or foreign, in which an unfavorable ruling, decision, action, order, decree or finding resulting from such litigation or proceeding would materially and adversely affect the Company;

(b)	a material loss or interference with our business or properties from fire, explosion, earthquake, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

(c)
a substantial decline or increase in our stock price or significant volatility in the market price of our stock resulting from any number of factors including, but not limited to, fluctuations in our operating results, announcements of technological innovations or new products, the announcement, commencement, termination or modification of collaborative relationships by the Company or our competitors or general market conditions;

(d)	the suspension of trading in our common stock by the SEC or by the Nasdaq Stock Market; or

(e)
a material change in the prospects for our business in the future resulting from any number of factors, such as announcements of technological innovations or new products, the announcement, commencement, termination or modification of collaborative relationships by the Company or our competitors, general market conditions, a material adverse change in the financial or securities markets in the United States or in political, financial or economic conditions in the United States or any outbreak or material escalation of foreign or domestic hostilities or other calamity or crisis; or

•	if we are required to extend the expiration date of the Offer beyond Wednesday, December 4, 2002 as a result of action or determination by the SEC or other regulatory authority.

The conditions to the Offer are for our benefit. We may assert the conditions to the Offer in our discretion before the expiration date. We may also waive any condition to the Offer in accordance with applicable law, at any time before the expiration date, whether or not we waive any other condition to the Offer.

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the conditions in this Section 6 will be final and binding upon everyone.

We currently expect that we will accept all Eligible Options that are properly submitted to be exchanged and have not been validly withdrawn.

7. PRICE RANGE OF COMMON STOCK.

There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are shares of our Common Stock. Our Common Stock is quoted on the Nasdaq National Market under the symbol “BLUE.” The following table shows, for the periods indicated, the high and low closing sale prices per share of our Common Stock as reported on the Nasdaq National Market.

Quarter ended or ending	High	Low
Fiscal Year ending December 31, 2002:
December 31, 2002 (through November 1, 2002)	$0.56	$0.35
September 30, 2002	1.11	0.53

Quarter ended or ending	High	Low
June 30, 2002	1.67	0.71
March 31, 2002	3.01	1.37
Fiscal Year ended December 31, 2001:
December 31, 2001	3.01	0.75
September 30, 2001	3.00	0.74
June 30, 2001	5.26	1.77
March 31, 2001	12.75	2.44
Fiscal Year ended December 31, 2000:
December 31, 2000	41.69	7.00
September 30, 2000	69.75	30.12
June 30, 2000	N/A	N/A
March 31, 2000	N/A	N/A

As of Friday, November 1, 2002, the last reported sale price of our Common Stock, as reported on the Nasdaq National Market, was $0.50 per share.

We cannot guarantee that your Replacement Option will have a lower exercise price than those of your Eligible Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to exchange your options.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

Consideration.    The Company is conducting the exchange with respect to Eligible Options on a one-for-one (1:1) basis. Thus, for Eligible Participants who choose to participate in the Offer, on Wednesday, December 4, 2002 (or a later date if Blue Martini extends the Offer) the Company will grant you a Replacement Option covering one hundred percent (100%) of the number of shares subject to your Eligible Options that are exchanged (so long as your employment with the Company or its subsidiary continues through that date).

If we receive and accept exchange of all outstanding Eligible Options as of Wednesday, December 4, 2002, we expect that we will grant Replacement Options in exchange for such Eligible Options to purchase an aggregate total of 4,862,000 shares of our Common Stock. The Common Stock issuable upon exercise of all such Replacement Options would equal approximately 6.6% of the total shares of our Common Stock outstanding as of Monday, November 4, 2002.

Merger or Acquisition of Blue Martini.    If Blue Martini merges with or is acquired by another entity between Wednesday, December 4, 2002 (or a later expiration date if Blue Martini extends the Offer) and the date the Replacement Options are granted, then the resulting entity will be bound to grant the Replacement Options under the same terms as provided herein; however, the type of security and the number of shares covered by each Replacement Option would be determined by the acquisition agreement between Blue Martini and the acquiror based on the same principles applied to the handling of the options to acquire Blue Martini Common Stock that are outstanding at the time of the acquisition. As a result of the ratio in which our Common Stock may convert into an acquiror’s common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror’s stock than the number of shares subject to the Replacement Options that you would have received if no acquisition had occurred. If Blue Martini acquires another entity, no change will occur with respect to your choice to participate in the Offer.

Terms of Replacement Options. Replacement Options will be granted under the 2000 Equity Incentive Plan. Replacement Option stock option agreements will be executed between each optionholder who accepts the Offer and Blue Martini. The Replacement Option stock option agreements will not permit the optionholders to exercise any Replacement Options before the time such options vest. The issuance of Replacement Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

The following description of the 2000 Equity Incentive Plan and the Replacement Option stock option agreements is a summary, and is not complete. Replacement Options will be subject to the terms and conditions of the 2000 Equity Incentive Plan and the applicable stock option agreement. Additional information about the 2000 Equity Incentive Plan may be found in the Form S-8 Registration Statement on file with the SEC and the related Prospectus prepared in connection with the Plan. The Plan is available at www.sec.gov as well as on the Blue Martini intranet, under Finance (click on “stock administration”), or you can contact Marlene Manzanares or Lara Williams to request a copy of this document and the current form of your stock option agreement. Copies will be provided promptly and at our expense. The form of stock option agreement may be changed with the approval of our Board of Directors or the Compensation Committee thereof before the date the Replacement Options are granted.

General. The 2000 Equity Incentive Plan was adopted on April 24, 2000 and amended on February 15, 2001. As of Monday, November 4, 2002, there were 38,267,329 shares of our Common Stock reserved for issuance pursuant to the Plan of which options to purchase 27,918,082 shares of our Common Stock were issued and outstanding. The Plan permits us to grant options intended to qualify as incentive stock options or nonqualified stock options under the Internal Revenue Code. Replacement Options will be granted under this Plan in exchange for Eligible Options originally issued under this Plan. Replacement Options will be either incentive stock options or nonqualified stock options depending on the type of Eligible Option exchanged and the application of the qualification requirements for incentive stock options in the Internal Revenue Code.

Administration. The Board of Directors administers the Plan and has delegated administration of the Plan to the Compensation Committee of the Board of Directors. The Board of Directors has the authority to construe, interpret and amend the Plan.

Term. The term of each option granted under the Plan is fixed by the Plan administrator at the time of grant. Replacement Options to be granted under the Plan will have a term that expires at 11:59 p.m., Pacific Time, on the day nine months after the grant date of the Replacement Option.

Time of Exercise. Generally, you may exercise the vested portion of a Replacement Option at any time before the expiration of the option. Under the terms of your stock option agreement, if your employment with the Company terminates for any reason other than your death or permanent disability, you will generally have three (3) months after your termination date (provided that the Replacement Option has not expired) in which to exercise your Replacement Option. If your employment with us terminates as a result of your permanent disability, you will generally have between six (6) and twelve (12) months after your termination date in which to exercise your Replacement Option, although this may be irrelevant because the Replacement Option expires nine months after the date of grant. If your employment with us terminates as a result of your death, generally your estate or beneficiaries must exercise the vested portion of your Replacement Option within twelve (12) to eighteen (18) months following your termination date, although this may be irrelevant as the Replacement Option expires nine months after the date of grant. Replacement Options to be granted under the Plan will have a term that expires at 11:59 p.m., Pacific Time, on the day nine months after the initial grant date of the Replacement Option.

Exercise Price. The Replacement Options will have an exercise price equal to the closing price of the Company’s Common Stock as reported on the Nasdaq National Market on the last market trading day before the date of grant. In the event that our Common Stock is not reported on the Nasdaq National Market as of such date, the exercise price shall be the fair market value of the Company’s Common Stock as determined by the Board of Directors of the Company. We cannot guarantee that the Replacement Option will have a lower exercise price than those of the Eligible Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to exchange your options. If any change is made in our Common Stock subject to the Replacement Options without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the number of shares subject to and the exercise price of the Replacement Options will be appropriately adjusted.

Vesting. Each Replacement Option will vest in five equal monthly installments beginning 30 days after the date of grant, so that each Replacement Option will be fully vested five months after the grant date.

Tax Consequences. If you are a U.S. employee, you should refer to Section 12 of the Offer for a discussion of the U.S. Federal Income Tax consequences of accepting or rejecting the Replacement Options under this Offer Document. If you are an international employee, please refer to Appendix A to this document entitled “Guide to International Tax Issues.”

Registration of Option Shares. All shares of Common Stock issuable upon exercise of options under the Plan, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933, as amended (the “Securities Act”), on a Registration Statement on Form S-8 filed with the SEC. Unless you are considered a control person or other “affiliate” (as defined by the SEC) of Blue Martini, you will be able to sell your Replacement Option shares free of any transfer restrictions under applicable securities laws.

9. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE
    OPTIONS.

The directors and executive officers of Blue Martini and their positions and offices as of Monday, November 4, 2002 are set forth in the following table:

Name	Age	Position(s) Held With The Company
Monte Zweben	38	Chairman, Chief Executive Officer
Robert Cell	33	Chief Financial Officer
Rebecca Deyo	52	Vice President, Product Development
Andrew Verhalen	45	Director
William Zuendt	55	Director
David Buchanan	49	Director
Dennis Carey	56	Director
Mel Friedman	64	Director

The address of each director and executive officer is c/o Blue Martini Software, Inc., 2600 Campus Drive, San Mateo, CA 94403, and the telephone number is (650) 356-4000.

The biographies for our executive officers are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on April 1, 2002, and incorporated by reference herein, and the biographies for our directors are included in our Definitive Proxy Statement for our 2002 Annual Meeting of Stockholders, filed with the SEC on April 30, 2002, and incorporated by reference herein. Biographies of those directors not included in our Annual Report or Definitive Proxy Statement follow:

Dave Buchanan has served as a Director since May, 2002. Mr. Buchanan co-founded the Cybrant Corporation, a provider of configuration, pricing, quoting, guided selling, and solution design software applications (“Cybrant”), in March 1999 and served as President and CEO from Cybrant’s inception through January 2002, and as Chairman of Cybrant’s Board of Directors from its inception through April 2002, when Cybrant was acquired by Blue Martini. Before co-founding Cybrant, Mr. Buchanan co-founded Aurum Software, Inc. (“Aurum”) in 1989. Aurum was acquired by Baan in 1998, after Aurum’s 1997 initial public offering. While at Aurum, Mr. Buchanan served as Vice President of Engineering and Chief Technical Officer. Before co-founding Aurum, Mr. Buchanan held management positions at Proteon, Ungermann-Bass, and Cincom Systems.

Mel Friedman has served as a Director since May, 2002. Mr. Friedman has served as Senior Vice President of Customer Advocacy at Sun Microsystems Inc. (“Sun”) since July 2000. Mr. Friedman recently announced his retirement from Sun effective July 2002. Mr. Friedman has served in several other high-level roles for Sun, including President of Sun’s Microelectronics division, Vice President of Worldwide Operations for Sun’s systems operation, Vice President of West Coast Operations, and Vice President of Supply Management, since joining the company in 1989. Before joining Sun, Mr. Friedman held senior positions at Prime Computer, Inc., Apollo Computer, Inc., and Polaroid Corporation, as well as co-founding Tabor Corporation, a disc drive company. Mr. Friedman is also currently a director of Electroglas, Inc.

Dennis Carey has served as a Director since July, 2002. Mr. Carey served as executive vice president of business development, strategy and corporate operations for The Home Depot, Inc. (“Home Depot”) from May 2001 to March 2002. He joined Home Depot in May 1998 as executive vice president and chief financial officer and served in that capacity until May 2001. From 1994 to 1998, Mr. Carey was employed by AT&T Corp. (“AT&T”) in several roles, most recently as vice president and general manager, corporate productivity and mergers and acquisitions from December 1996 to May 1998 and, before that, as vice president and chief financial officer for international operations from January 1996 to December 1996. Before joining AT&T in 1994, Mr. Carey spent 25 years at General Electric Company, during which he held a number of operational and finance positions, including senior vice president and general manager of the Corporate Finance Group at General Electric Capital Corporation.

As of Monday, November 4, 2002, our executive officers and non-employee directors (eight (8) people) as a group held options outstanding under the 2000 Equity Incentive Plan and 2000 Non-Employee Directors’ Plan to purchase a total of 3,998,000 shares of our Common Stock. This represented approximately 14.0% of the shares subject to all options outstanding under these Plans and awards made outside of these Plans as of that date. Executive officers as a group hold 3,555,500 Eligible Options. Our Chief Executive Officer, Chief Financial Officer and members of our Board of Directors are not eligible to participate in the Offer.

The following are, to the best of our knowledge, the only transactions that we, our directors, our executive officers or the affiliates of any of our directors or executive officers have engaged in that involved options to purchase shares of our Common Stock or involved a purchase of our Common Stock during the sixty (60) days prior to this Offer:

•	On October 16, 2002, Robert Cell was granted an option to purchase 1,426,800 shares of our Common Stock at an exercise price of $0.36 per share.

•	On October 16, 2002, Rebecca Deyo was granted an option to purchase 323,700 shares of our Common Stock at an exercise price of $0.36 per share.

There is no agreement, arrangement or understanding between the Company (or, to the best of our knowledge, any of our directors or executive officers) and any other person for the purchase or acquisition from the Company of any of its securities, except for the following:

•	outstanding options to purchase an aggregate of 27,918,082 shares of our Common Stock (as of Monday, November 4, 2002) pursuant to our 2000 Equity Incentive Plan;.

•	outstanding options to purchase an aggregate of 257,500 shares of our Common Stock (as of Monday, November 4, 2002) pursuant to our 2000 Non-Employee Directors’ Plan;

•	outstanding options to purchase an aggregate of 222,500 shares of our Common Stock (as of Monday, November 4, 2002) pursuant to the U.K. Sub-Plan of Blue Martini Software, Inc.;

•
an aggregate of up to 7,434,456 shares of our Common Stock reserved for issuance to our employees under our 2000 Employee Stock Purchase Plan (the “ESPP”), of which an aggregate of 2,666,765 shares have been issued and an aggregate of 4,767,691 shares remain available for issuance;

•	a warrant to purchase up to 45,000 shares of our Common Stock issuable to Comdisco, dated December 6, 1999;

•	a warrant to purchase up to 2,400,000 shares of our Common Stock issuable to Accenture, dated April 17, 2000, as amended September 28, 2000;

•	a warrant to purchase up to 83,000 shares of our Common Stock issuable to Heidrick & Struggles, dated October 25, 2001;

•	a warrant to purchase up to 367,482 shares of our Common Stock issuable to Eagle Square Partners, dated April 16, 2002;

•	a warrant to purchase up to 140,432 shares of our Common Stock issuable to Silicon Valley Bank, dated April 16, 2002; and

•	a warrant to purchase up to 300,000 shares of our Common Stock issuable to Netyear Group Corporation, dated June 30, 2002.

10. STATUS OF OPTIONS ACQUIRED IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

Eligible Options that have been granted under the Plan and exchanged for Replacement Options under the Offer will be cancelled and the shares of Common Stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options under the Plan without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our Common Stock is then quoted or listed.

We may have to record future compensation expenses as a result of the Offer because:

•	we will grant new options within six months and a day of the date we accept and cancel Eligible Options returned to us;

•	the exercise price of the Replacement Options will be less than the exercise price of the Eligible Options returned to us on the date we grant the new options; and

•	making the Offer will cause any Eligible Options to be treated for financial reporting purposes as a variable award from the start date of the Offer.

As a result of our decision to extend this Offer to our employees, all Replacement Options, as well as any Eligible Options that are not returned under this Offer, will be treated for financial reporting purposes as variable awards. This means that we will be required to record a non-cash accounting charge reflecting increases and decreases (down to but not below the exercise price) in the price of our Common Stock in compensation expense in connection with the Replacement Options and any Eligible Options that are not exchanged and cancelled. We will have to continue to reflect decreases and increases in the price of our common stock in our statement of operations with respect to these options until they are exercised, forfeited or terminated. The higher the market value of our Common Stock, the greater the compensation expense.

11. LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of your Eligible Options for exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Options and to issue Replacement Options is subject to conditions, including the conditions described in Section 6 of the Offer Document.

12. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. Federal Income Tax consequences of the exchange of options under the Offer. If you are a non-U.S. employee, we recommend that you consult with your tax advisor to determine the tax consequences and/or social insurance contribution consequences of the Offer. Non-U.S. employees may also refer to Appendix A to this document entitled “Guide to International Tax Issues” for a general summary of the tax consequences of the exchange of options under the Offer in their country. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of optionholders.

We believe that the exchange of Eligible Options for Replacement Options will be treated as a non-taxable exchange. In other words, you will not be required to recognize income for federal income tax purposes at the time of your exchange as Eligible Options (regardless of whether incentive stock options or non-qualified stock options) for a Replacement Option (regardless of whether an incentive stock option or a nonqualified stock option).

At the date of grant of the Replacement Option, you will not be required to recognize income for federal income tax purposes. In other words, the grant of options (whether incentive stock options or nonqualified stock options) is not recognized as taxable income.

Replacement Options will be either incentive stock options or nonqualified stock options depending on the type of Eligible Option that you exchange and the qualification requirements for incentive stock options set forth in the Internal Revenue Code. For a Replacement Option to qualify as an incentive stock option it must, among other requirements, satisfy the so-called “$100,000 limitation.” The $100,000 limitation provides that the value of shares of company stock as to which all incentive stock options held by an optionee may first become exercisable in any calendar year may not exceed $100,000, based on the fair market value of such stock on the date such incentive stock options were granted. When an optionee holds more than one incentive stock option, the options are taken into account in the order granted (and those granted earlier will first be accorded incentive stock option status). Due to the “bunching” of exercisability (i.e., vesting) of the Replacement Options, it is possible that a Replacement Option for an incentive stock option will not qualify in full as an incentive stock option. If the Replacement Option is not an incentive stock option in whole (or in part), the Replacement Option (the portion of the Replacement Option that is not an incentive stock option) will be a nonqualified stock option. We recommend that you consult your tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the Offer.

Certain Federal Income Tax Consequences of Incentive Stock Options. You will not be subject to any current income tax if you choose to exchange your incentive stock options in exchange for Replacement Options.

We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. However, if you choose not to accept this Offer, it is possible that the IRS would assert that your right to exchange your incentive stock options under this Offer is a “modification” of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options’ holding period to qualify for favorable tax treatment and could cause a portion of your incentive stock options to be treated as nonqualified stock options.

Under current law, you should not realize taxable income when incentive stock options, if applicable, are granted to you, under the Plan. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the option (generally determined as of the date you exercise the option) exceeds the aggregate exercise price of the option. (The balance of this discussion assumes that you will not be subject to the alternative minimum tax for a year in which you exercise an incentive stock option.) Except in certain circumstances that are described in the Plan and in your stock option agreement, such as your death or disability, if an option is exercised more than three (3) months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

If you sell Common Stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is “qualifying” or “disqualifying.” (The balance of this discussion, including the discussion regarding nonqualified stock options below, assumes that you exercise your option by paying the exercise price in cash. Please contact your tax advisor if you are considering exercising an option using Company Common Stock or other consideration.) The disposition of the Common Stock is qualifying if it is made after the later of: (a) more than two (2) years from the date the incentive stock option was granted and (b) more than one (1) year after the date the incentive stock option was exercised.

If the disposition of the Common Stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the Common Stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence and the sale is a disposition in which a loss, if realized, would have been recognized, this lesser amount is ordinary income to you. Any amount in excess of the ordinary income amount will be long term capital gain or short term capital gain, depending on whether or not the Common Stock was sold more than one year after the option was exercised.

If you sell Common Stock you received when you exercised an incentive stock option in a qualifying disposition, the Company will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, Common Stock you received when you exercised an incentive stock option, the Company will be entitled to a deduction equal to the amount of ordinary income taxable to you.

Certain Federal Income Tax Consequences of Nonqualified Stock Options. Under current law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as ordinary income to you, and you will be subject to withholding of income and employment taxes at that time. The Company will be entitled to a deduction equal to the amount of ordinary income taxable to you if we comply with applicable withholding and reporting requirements.

The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and this capital gain or loss will be treated as long term capital gain or loss if you held the shares for more than one year following exercise of the option.

Consult Your Tax Advisor. We recommend that you consult your tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the Offer and with respect to certain federal income tax consequences not discussed in this Section 12, such as the exercise of an option using consideration other than cash and the application of the alternative minimum tax. Participants surrendering options exercisable prior to vesting should consult with an advisor concerning the tax and other differences between such options and the Replacement Options, which are generally not exercisable prior to vesting.

13.	TERMS OF THE OFFER SPECIFIC TO ELIGIBLE PARTICIPANTS EMPLOYED OUTSIDE THE UNITED STATES.

If you are an Eligible Participant employed outside the United States who holds Eligible Options, you are subject to the terms of this Offer as described herein. International Employees should refer to Appendix A to this document entitled “Guide to International Tax Issues” for a discussion of the tax and other consequences of accepting or rejecting the Offer under the law of the country in which you are employed.

BEFORE ACCEPTING THIS OFFER, WE RECOMMEND THAT YOU CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE TAX AND SOCIAL CONTRIBUTION CONSEQUENCES OF THE OFFER, INCLUDING BUT NOT LIMITED TO A DETERMINATION OF WHETHER TAXES IN ADDITION TO THE AMOUNTS WITHHELD FROM THE CONSIDERATION, IF ANY, WILL BE DUE AS A RESULT OF CHOOSING TO PARTICIPATE IN THE OFFER.

14.	ADJUSTMENTS TO TERMS OF THE OFFER FOLLOWING A PROPOSED REVERSE STOCK SPLIT.

On November 12, 2002, we will hold a special meeting of our stockholders to vote on a proposal to effect a reverse stock split of all outstanding shares of our Common Stock at an exchange ratio ranging from one-for-five to one-for-twelve. If our stockholders approve this proposal, our Board of Directors will have the discretion to decide whether to implement the reverse split and, if so, to select any whole number of shares of our Common Stock between five and twelve to be combined into one share of Common Stock. If this reverse split is implemented, the number of outstanding shares of our Common Stock will be reduced in proportion to the exchange ratio selected by our Board of Directors. As a result of the reverse split, the price per share of our Common Stock will increase correspondingly, in proportion to the same ratio immediately following the reverse split.

All outstanding stock options will also be adjusted in proportion to the exchange ratio selected by our Board, so that the number of shares subject to any option will be proportionately reduced and the exercise price per share of any option will be proportionately increased. However, following the reverse split, each optionholder will continue to hold an option to purchase shares of our Common Stock representing the same percentage of outstanding shares of the Company and at the same aggregate price as such optionholder held before the reverse split.

If the Company effects the proposed reverse stock split before the termination of this Offer, the Threshold Exercise Price used to determine Eligible Options will be adjusted in proportion to the selected exchange ratio. However, because our outstanding stock options will be adjusted according to the same ratio, any options that were Eligible Options before the reverse split will continue to be Eligible Options after the reverse split. All other terms and conditions of the Offer will remain the same.

As an example, assume that you hold a stock option grant to purchase 20,000 shares of our Common Stock at an exercise price of $5.00 per share and that the Company effects a one-for-ten reverse split before the termination of this Offer. Following the one-for-ten reverse split, your stock option grant will be adjusted so that you will have an option to purchase 2000 post-split shares of our Common Stock at an exercise price of $50.00 per share. The Threshold Exercise Price used to determine Eligible Options also will be adjusted so that any outstanding options with exercise prices equal to or greater than $17.70 per share granted under the Plan to Eligible Participants will be Eligible Options. Your stock option, which was an Eligible Option before the reverse split, will continue to be an Eligible Option following the reverse split. If you wished to participate in the Offer, you could exchange your stock option for a Replacement Option to purchase 2000 post-split shares at an exercise price equal to the closing price of our Common Stock as reported on the Nasdaq National Market on the last market trading day before the date of grant of the Replacement Option.

As a further example, assume you hold a second stock option to purchase 5000 shares of our common stock at an exercise price of $1.00 per share before the same one-for-ten reverse split. Following the reverse split, your second option will be adjusted so that you will have an option to purchase 500 post-split shares at an exercise price of $10.00 per share. As in the example above, the Threshold Exercise Price for Eligible Options in this Offer will be adjusted to $17.70. Your second stock option was not an Eligible Option prior the reverse split, and it will not be an Eligible Option following the reverse split. You will continue to hold your second stock option subject to the terms and conditions of the Plan whether or not you exchange your first stock option in the Offer.

15.	EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any options surrendered or exchanged by announcing the extension and giving oral or written notice of the extension to the optionholders.

If any of the conditions specified in Section 6 of the Offer Document occur before the expiration date, we may postpone accepting for cancellation any Eligible Options in order to terminate or amend the Offer. To postpone the accepting for cancellation of any Eligible Option, we must announce the postponement and give oral or written notice of the postponement to the Eligible Participants. Our right to delay accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to optionholders or decreasing or increasing the number of Eligible Options to be exchanged or surrendered in the Offer.

We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, we will issue the amendment no later than 11:59 p.m., Pacific Standard Time, on the extended expiration date. Any announcement relating to the Offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•	change the number of shares subject to the Replacement Option that you will receive in exchange for your Eligible Options;

•	change the number of Eligible Options that you can exchange in the Offer; or

•	extend or terminate the Offer.

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we will extend the Offer until ten (10) business days after the date the notice is published.

16. FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to exchange such options pursuant to this Offer.

17. INFORMATION ABOUT BLUE MARTINI.

Our principal executive offices are located at 2600 Campus Drive, San Mateo, California 94403, and our telephone number is (650) 356-4000. Information regarding our directors and executive officers is contained in Section 9 herein. Our web site address is www.bluemartini.com. The information on our web site is not a part of this Offer.

Blue Martini competes in the Customer Relationship Management (CRM) market and provides enterprise software applications and services that enable companies to market and sell more profitably and serve their partners and customers more cost-effectively. Our products’ analytic capabilities are designed to allow companies to develop insights regarding customer behavior, use these insights to create personalized interactions with customers, and drive these interactions to improve sales effectiveness. Our application suite enables companies to improve marketing and sales by reaching customers anywhere, any time, through touchpoints such as websites, call centers, partner self-service portals, mobile wireless devices, e-mail and stores.

Information concerning our business, including our background, strategy, products, manufacturing, product development, competition, intellectual property and employees, as well as the financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, are incorporated by reference herein and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 19 (“Additional Information”).

Financial. Set forth below is a selected summary of our financial information. The selected financial data is derived form our consolidated financial statements, as filed with the SEC. The selected financial data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2001, filed with the SEC on April 1, 2002, and our Quarterly Report on Form 10-Q for the period ended June 30, 2002, filed with the SEC on August 14, 2002. All amounts are in thousands, except per share data.

	Year Ended		Six Months Ended
Operating Data:	December 31, 2000	December 31, 2001	June 30, 2001	June 30, 2002
Revenue	$74,251	$59,914	$37,825	$17,033
Gross profit	$35,819	$18,433	$10,364	$4,639
Operating income/(loss)	$-66,832	$-76,022	$-49,213	$-21,811
Net income/(loss)	$-62,087	$-69,604	$-45,459	$-20,340
Diluted net income per common share	$-1.52	$-1.09	$-0.72	$-0.29
Basic net income per common share	$-1.52	$-1.09	$-0.72	$-0.29
Current assets	$121,810	$105,427	$127,852	$86,833
Total assets	$188,298	$122,421	$152,673	$108,510
Current liabilities	$43,536	$19,959	$28,596	$19,601
Convertible subordinated Debentures	$0	$0	$0	$0
Other long-term liabilities	$117	$0	$104	$0
Total liabilities	$43,653	$19,959	$28,700	$19,601
Total stockholders’ equity	$144,645	$102,462	$123,973	$88,909
Book value per common share (1)	$2.10	$1.50	$1.81	$1.22

(1)	The historical book value per share is computed by dividing stockholders’ equity by the number of shares of common stock outstanding at the end of each period presented.

The financial information included in our Annual Report on Form 10-K for the year ended December 31, 2001 and Quarterly Report on Form 10-Q for the period ended June 30, 2002 is incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 19 (“Additional Information”).

18. RISK FACTORS.

Information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the period ended June 30, 2002 is incorporated by reference herein. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our Common Stock could decline.

Our Common Stock is listed for quotation on the Nasdaq National Market System.

19. ADDITIONAL INFORMATION.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer Document is a part, with respect to the Offer. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following additional materials that we have filed with the SEC before making a decision on whether to accept the Offer:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed on April 1, 2002, including all material incorporated by reference therein;

2.	Our Definitive Proxy on Schedule 14A, filed on October 18, 2002;

3.	Our Definitive Proxy on Schedule 14A, filed on April 30, 2002;

4.	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002, filed on August 14, 2002;

5.	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002, filed on May 8, 2002;

6.	Our Amended Current Report on Form 8-K, filed on August 15, 2002;

7.	Our Current Report on Form 8-K, filed on August 14, 2002;

8.	Our Amended Current Report on Form 8-K, filed on May 30, 2002;

9.	Our Current Report on Form 8-K, filed on May 1, 2002;

10.	All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2001, including all materials incorporated by reference therein; and

11.	The description of the Common Stock contained in our Registration Statement on Form 8-A.

The SEC file number for these filings is 000-30925. These filings and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.	500 West Madison Street
Room 1024	Suite 1400
Washington, D.C. 20549	Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Our Common Stock is quoted on the Nasdaq National Market under the symbol “BLUE,” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

You can obtain a copy of any or all of the documents to which we have referred you on our web site at www.bluemartini.com. The information on our web site is not a part of this Offer. We will also provide without charge to each person to whom we deliver a copy of this Offer Document, upon his or her written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Blue Martini Software, Inc.
Attn: Lara Williams
2600 Campus Drive
San Mateo, CA 94403

or by telephoning us at (650) 356-4000 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Standard Time.

As you read the documents listed in this Section 19, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer Document, you should rely on the statements made in the most recent document.

The information contained in this Offer Document about Blue Martini should be read together with the information contained in the documents to which we have referred you.

20.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

This Offer Document and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. However, the safe harbors of Section 27A of the Securities Act and 21E of the

Exchange Act do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in Section 18 of this document. More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2001.

If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the optionholders residing in that jurisdiction.

Your decision to accept or reject this Offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from Blue Martini is limited to this document.

Blue Martini Software, Inc.	November 4, 2002

APPENDIX A

GUIDE TO INTERNATIONAL TAX ISSUES

BLUE MARTINI SOFTWARE, INC.

STOCK OPTION EXCHANGE: A GUIDE TO TAX ISSUES IN AUSTRALIA

Tax Information

The following is a general summary of the material tax consequences of the exchange of your Eligible Options and the grant of a Replacement Option under the Offer for persons subject to income and/or employment taxes in Australia. This discussion is based on Australian tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your Replacement Option or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We advise all option holders considering replacing their Eligible Options to meet with their own tax advisors. If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Replacement

The voluntary relinquishment of Eligible Options in exchange for the right to receive a Replacement Option may give rise to a taxable amount because the cancellation of the options will constitute a disposal of the options in exchange for the right to receive a Replacement Option. The taxation implications depend on whether you have made an election under the Australian taxation rules to be subject to income tax at the time of grant of your Eligible Options.

Up-front tax election

If you accept the Offer and relinquish your Eligible Options, you will be subject to capital gains tax at the time your options are cancelled. The capital gain or capital loss will be based on the tax market value of your Replacement Option less your cost basis.

The Replacement Option has a market value for taxation purposes even though the options to be granted have no intrinsic value at grant. For administrative ease, the tax market value may be determined by reference to specific tables contained in the Australian employee share scheme income tax rules. Under these rules, the Replacement Option may have a market value for taxation purposes even though the option has no intrinsic value at grant.

Your cost basis will be based on the value of the options on which you paid income tax on making an up-front tax election. Where the options being relinquished have been held for at least 12 months prior to cancellation, only half of the capital gain is subject to tax (reducing the effective rate of tax by 50%).

No up-front election

If you accept the Offer and relinquish the Eligible Options on which no up-front tax election was made, you will be subject to income tax at the time your Eligible Options are cancelled. The taxable value will be based on the tax market value of the Replacement Option.

The taxable value will be subject to income tax at your normal marginal income tax rate inclusive of the Medicare Levy and, if applicable, the Medicare surcharge.

Grant

The grant of your Replacement Option will not trigger a taxing event separate from the taxation in the exchange.

Exercise and Sale of Shares

On the basis that the voluntary tendering of your options triggers an immediate taxing event, your Replacement Option will not become taxable until you sell the underlying shares. You will be subject to tax on the capital gain (the sale proceeds less the exercise price less the market value of the option at the time of grant) at marginal income tax rates. If you hold the shares for at least 12 months after exercise, only half of the capital gain will be subject to tax.

Withholding and Reporting

Under current laws, your local employer is not required to withhold for income tax when you exercise your Replacement Option or sell the shares received upon the exercise of your Replacement Option. You will be responsible for reporting on your tax return and paying any tax liability including the income tax and Medicare levy and surcharge (if applicable).

BLUE MARTINI SOFTWARE, INC.

STOCK OPTION EXCHANGE: A GUIDE TO TAX ISSUES IN FRANCE

Tax Information

The following is a general summary of the material tax consequences of the exchange of your Eligible Options and the grant of a Replacement Option under the Offer for persons subject to income and/or employment taxes in France. This discussion is based on French tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your Replacement Option or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We advise all option holders considering replacing their Eligible Options to meet with their own tax advisors. If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Replacement

We do not believe that there will be a tax liability in connection with the tender of your Eligible Options in exchange for a Replacement Option.

Grant

You will not be subject to tax when the Replacement Option is granted to you.

Exercise

When you exercise your Replacement Option, you will be subject to tax on the gain equal to the difference between the exercise price and the fair market value of stock acquired on the exercise date. This gain is treated as salary income and subject to the progressive rates of French income tax.

Furthermore, this gain is subject to social contributions (plus CSG and CRDS) on the date of exercise as salary income.

Sale of Shares

When you sell the shares, the capital gain (i.e. difference between the sale price of the stock and the fair market value upon the exercise date), if any, is taxed at a flat rate (including CSG, CRDS and social tax), provided that the annual gross proceeds from the sale of stocks made during the calendar year exceed the statutory limit. For gross proceeds below the statutory limit, the capital gain is tax-free.

Withholding and Reporting

Your employer is not required to withhold income tax when the shares are issued to you. However, your employer is required to withhold your portion of social security contributions when the shares are issued to you. The number of shares you receive will be the net of the withholding amount. It is your responsibility to report in your tax return all income received under the Offer.

France Notice

You should consider the tax consequences of voluntarily canceling your existing options. Your existing options may have been granted as part of a French sub-plan for qualified options (“Qualified Options”). Briefly, if the holding period and other requirements for Qualified Options have been (or will be) met, your options have favorable income tax and social insurance treatment (e.g., income tax is deferred for Qualified Options until time of sale of the underlying shares and is at reduced rates, and no social security contributions are due). However, if you decide to exchange your existing Qualified Options for the Replacement Option, you will forfeit the tax and social insurance treatment of your existing Qualified Options. The Replacement Option will not be a Qualified Option.

BLUE MARTINI SOFTWARE, INC.

STOCK OPTION EXCHANGE: A GUIDE TO TAX ISSUES IN GERMANY

Tax Information

The following is a general summary of the material tax consequences of the exchange of your Eligible Options and the grant of a Replacement Option under the Offer for persons subject to income and/or employment taxes in Germany. This discussion is based on German tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your Replacement Option or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We advise all option holders considering replacing their Eligible Options to meet with their own tax advisors. If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Replacement

We do not believe that there will be a tax liability in connection with the tender of your Eligible Options for the Replacement Option.

Grant

You will not be subject to tax when the Replacement Option is granted to you.

Exercise

When you exercise your Replacement Option, you will be subject to ordinary income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread also may be subject to social insurance contributions if and to the extent your income in the month during which you exercise your Replacement Option is below the relevant social security contribution limits.

Sale of Shares

Any additional gain from the subsequent sale of the shares is not taxable provided: (1) you have owned the shares for more than twelve months; (2) you have not, within the last five years, held more than 1% of our stated capital; and (3) the shares are not held as a business asset. If tax is due, it is payable on 50% of the difference between what you receive from the sale and your adjusted base cost. Your adjusted base cost is based on the exercise price, plus any tax benefit you were deemed to have earned because of the exercise and on which you already paid tax at exercise.

Withholding and Reporting

Under current laws, withholding and reporting for income tax and social insurance contributions are required when you exercise your Replacement Option. Your employer will withhold income tax and social insurance contributions (if any) from your wages at the time you exercise your Replacement Option. You will be responsible for paying any difference between the actual tax liability and the amount withheld. There is no withholding required at the time you sell the shares you receive upon exercise of your Replacement Option.

As you know, tax calculations are complex and specific to your individual situation. We withhold based on an estimation of the applicable tax you will owe. If your actual tax liability differs from the amount withheld, you are responsible for paying the additional taxes.

BLUE MARTINI SOFTWARE, INC.

STOCK OPTION EXCHANGE: A GUIDE TO TAX ISSUES IN THE NETHERLANDS

Tax Information

The following is a general summary of the material tax consequences of the exchange of your Eligible Options and the grant of a Replacement Option under the Offer for persons subject to income and/or employment taxes in the Netherlands. This discussion is based on Dutch tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your Replacement Option or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We advise all option holders considering replacing their Eligible Options to meet with their own tax advisors. If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Replacement

If your Eligible Options were subject to tax at vesting and you elect to participate in the exchange program, you will not be entitled to a refund for the taxes that are already due. This could result in DOUBLE TAXATION.

There are no specific rules on the exchange of stock options. There is no clear opinion as to whether the exchange itself could trigger a taxable event (deemed disposal). The tax authorities will decide case by case. To the extent that is it is determined that the value of the Eligible Options is zero, then it is unlikely that the exchange will be taxable.

Grant

You should not be subject to tax when the Replacements Option is granted to you.

Vesting

In general, to the extent that you do not make an election to defer taxation until exercise, you will be subject to tax when the Replacement Option become unconditionally exercisable (i.e., at vesting). The taxable amount is calculated based on a statutory formula which is based upon a combination of intrinsic value and expected future value.

Deferral of Taxation

It is possible to defer taxation until exercise instead of being taxed upon vesting. If you choose for deferral, you and our Dutch subsidiary have to submit jointly a declaration form to the local tax inspector. The taxable amount at exercise will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price.

Exercise

If you do not defer the taxation of the options, tax is levied if you exercise your Replacement Option within three (3) years after the grant date of the options. The taxable amount is the realized gain (the difference between the fair market value of the shares on the date of exercise and the exercise price) less the tax paid at vesting.

Sale of Shares

When you sell the shares, you will not be subject to tax on any additional gain provided you do not have a substantial interest in the company (a substantial interest equals at least five percent (5%) of the outstanding shares including outstanding options).

Withholding and Reporting

Your employer will withhold income tax and, if applicable, social security contributions and remit the appropriate amounts to the tax and social security authorities on your behalf, as well as report any benefit arising from your stock option.

As you know, tax calculations are complex and specific to your individual situation. We withhold based on an estimation of the applicable tax you will owe. If your actual tax liability differs from the amount withheld, you are responsible for paying the additional taxes.

BLUE MARTINI SOFTWARE, INC.
STOCK OPTION EXCHANGE: A GUIDE TO TAX ISSUES IN THE UNITED KINGDOM

Tax Information

The following is a general summary of the material tax consequences of the exchange of your Eligible Options and the grant of a Replacement Option under the Offer for persons subject to income and/or employment taxes in the United Kingdom. This discussion is based on United Kingdom tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your Replacement Option or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We advise all option holders considering replacing their Eligible Options to meet with their own tax advisors. If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Replacement

We do not believe that there will be a tax liability in connection with the tender of your Eligible Options in exchange for your Replacement Option.

Grant

You will not be subject to tax when the Replacement Option is granted to you.

Exercise

You may be granted all or a portion of your Replacement Option under an option plan approved by the U.K. Inland Revenue. However, no assurances can be given to this effect. Options can be granted under an approved plan only with a market value at the date of grant of up to £30,000. Options granted under an approved plan may entitle you to preferential income tax treatment, however the Replacement Option do not have a long enough term to allow you to receive the preferential income tax treatment. To the extent that you exercise the Replacement Option, you will be subject to income tax on the exercise of the Replacement Option. Whether or not the exercise is after the statutory time period for preferential income tax treatment, grants made under an approved plan exempt you from paying National Insurance Contributions (NICs) in connection with the exercise of your options. If you are granted options with a market value exceeding £30,000 at the date of grant, you will be granted the excess options under an unapproved plan and favorable tax and NICs treatment will not be available to these options.

Sale of Shares

When you sell your shares acquired upon exercise of the Replacement Option, you will be subject to capital gains tax. The tax is due on any increase in the value of the shares between the date on which you exercise your Replacement Option and the date on which you sell the shares acquired upon exercise of such options. Any capital gains tax you may owe is subject to an annual personal exemption and to tapering relief calculated with reference to the period of time during which you held the shares following the exercise of your Replacement Option and period in which you are employed by us or a related company.

Withholding and Reporting

We are required to arrange for the payment of income tax on the spread at exercise or to withhold funds on account of income tax on the spread at exercise from the payroll, the proceeds of exercise and sale, or otherwise, and to remit such amounts to the U.K. Inland Revenue on your behalf. We will also report the details of any option grant and exercise on its annual U.K. Inland Revenue tax return.

We are not responsible for withholding funds with respect to the sale of the shares you receive upon the exercise of your Replacement Option. You must report details of any liabilities arising from the exercise of your Replacement Option and from the sale or disposal of shares on your personal U.K. Inland Revenue tax return.

As you know, tax calculations are complex and specific to your individual situation. We withhold based on an estimation of the applicable tax you will owe. If your actual tax liability differs from the amount withheld, you are responsible for paying the additional taxes.

U.K. Notice

You should consider the tax consequences of voluntarily canceling your existing options. Your existing options may have been granted as part of an option plan approved by U.K. Inland Revenue. Briefly, if the holding period and other requirements for options granted under an approved plan have been (or will be) met, your options have favorable income tax treatment and you will be exempt from paying NICs in connection with the exercise of such options. However, if you decide to exchange your existing options for the Replacement Option, you will forfeit such preferential tax and social insurance treatment of your existing options.